EXHIBIT 10.13

                      [Letterhead of Weiner's Stores, Inc.]

February 5, 1996

Mr. Joe Kassa
631 Woodmill Drive
Cranbury, New Jersey 08512

Dear Joe:

         This letter sets forth the terms of your offer of employment with Weiner's Stores, Inc. (the "Company"):

         1. Your base salary shall be at the rate of $125,000 annually, less payroll tax deductions required by law, payable on a weekly basis.

         2. Your signing bonus shall be a one-time payment in the net amount of $15,000, having deducted payroll tax required by law. In the event that you resign within twelve months of today's date, you will be required to repay a pro-rata amount of this signing bonus.

         3. You shall also be entitled to participate in such employee benefit plans, policies or programs as the Company may maintain for its employees generally, as such plans, policies or programs may be adopted, modified or terminated from time to time in the Company's sole discretion.

         4. You shall be entitled to an annualized vacation allotment of two weeks in your first year and three weeks in the second year, without reduction in your salary, to be taken at such times as may be consistent with the needs of the Company.

         5. In accordance with the Company's policies as they may be amended from time to time, you shall be reimbursed for any necessary business expenses upon submission of appropriate documentation. In accordance with these policies, the Company agrees to reimburse you for the following expenses:

          o the fee of one professional mover to move your belongings from New Jersey to Houston;

          o    an apartment for twelve (12) months;

          o six round trip plane tickets (coach) for you from Houston to Philadelphia.

         6. If the Company terminates your employment for any reason other than cause prior to January 31, 2000, then, within twenty (20) days of such termination of employment, you shall be entitled to a payment equal to twelve months of your then current base salary. You shall not be entitled to any other payments or benefits from the Company upon the termination of your employment, other than such payments or benefits expressly provided in any written agreement or employee benefit plan. If the Company terminates your employment for cause or if you should resign for any reason, you shall not be entitled to any payments or benefits under this agreement as severance pay or otherwise.

         7. Your relationship to the Company during your employment shall be that of an employee at-will. Thus, both you and the Company each may terminate the employment relationship at any time with or without notice.

         8. This letter sets forth all of the terms of your offer of employment and may not be modified except by a writing, signed by you and by the Chief Executive Officer of the Company. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law rules.

         9. Your start date is February 9, 1996.

         If you agree that the above sets forth your understanding of our offer regarding the terms and conditions of your employment, please sign and date this agreement in the spaces provided below and return to me.

                                            Very truly yours,


                                            /s/ Raymond J. Miller
                                                --------------------------------
                                                Raymond J. Miller
                                                Chief Financial Officer

Accepted and Agreed:


/s/ Joseph J. Kassa
    ----------------------
    Joseph J. Kassa

Dated: 2/9/96
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                                     Exhibit 10.13 - Page 2